EXHIBIT 99.2

Press Release, dated April 30, 2003, of Mid-Atlantic Realty Trust

FOR IMMEDIATE RELEASE

Contact: F. Patrick Hughes

(410) 684-2000

Mid-Atlantic Realty Trust Announces
8.1% Increase In Funds from Operations
for the
Quarter Ended March 31, 2003

Lutherville, MD - (April 30, 2003) - Mid-Atlantic Realty Trust (“MART”) (NYSE: MRR) announced today the results of its operations for the quarter ended March 31, 2003.

For the quarter ended March 31, 2003, MART’s diluted Funds from Operations (“FFO”) was $.43 per share compared to $.40 per share for the quarter ended March 31, 2002, an increase of 8.1%.

According to Leroy E. Hoffberger, Chairman, “We are pleased with our quarter-to-quarter increases in FFO per share.  The Company continues to execute well on its basic strategies.”

According to F. Patrick Hughes, President and Chief Executive Officer, “MART’s quarterly results were impacted positively by the newly acquired Greenbrier Shopping Center (August 2002), the completed development at Perry Hall Super Fresh Shopping Center (April 2002), and strong property leasing, as well as recording rents due from tenants under leases on a straight-line basis.  These factors more than compensated for the dilution caused by MART’s March 2002 offering of 2.3 million common shares.”

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net earnings (computed in accordance with accounting principles generally accepted in the United States of America), excluding cumulative effects of changes in accounting principles, extraordinary items and gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis.  The Company believes that FFO provides relevant and meaningful information about its operating performance that is necessary, along with net earnings, for an understanding of its operating results.  Diluted financial information assumes that all partnership units and convertible debentures are converted into common shares.

For the three-months ended March 31, 2003, diluted FFO was $8,984,378 as compared to $7,506,805 for the three-months ended March 31, 2002. In addition, revenues increased to $19,271,856 for the three-months ended March 31, 2003 from $15,895,548 for the three-months ended March 31, 2002.

Net earnings, computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), for the three months ended March 31, 2003 were $5,284,166 or $.29 per basic and diluted share versus for the three-months ended March 31, 2002 results of $3,778,140 or $.24 per basic and diluted share.

Comparisons of results for the three months ended March 31, 2003 and 2002 are as follows:

MID-ATLANTIC REALTY TRUST AND SUBSIDIARIES

SUMMARY FINANCIAL DATA

		Three months ended March 31,
	Increase	2003	2002
Revenues	21.2%	$19,271,856	15,895,548

Net Earnings	39.9%	$5,284,166	3,778,140

Earnings per share - basic and diluted	20.8%	$0.29	0.24

Reconciliation of FFO diluted:
Net earnings		$5,284,166	3,778,140
Depreciation		2,798,387	2,906,469
FFO basic		$8,082,553	6,684,609
Debenture interest and amortization		19,874	90,430
OP unit minority interest		881,951	731,766
FFO - diluted	19.7%	$8,984,378	7,506,805

FFO - diluted per share	8.1%	$0.43	0.40

Weighted Average Shares FFO - diluted	10.7%	21,035,961	18,996,813

MART’s first quarter 2003 earnings conference call will take place on Thursday, May 1, 2003 at 3:30 p.m. Eastern live over the Internet at:  http/www.firstcallevents.com/service/ajwz3805394.    You may also call 1-800-362-0574, access code “MART”.

MART is a fully integrated, self-administered and self managed real estate investment trust (“REIT”) which owns, acquires, develops, redevelops, leases, and manages neighborhood and community shopping centers in the Middle Atlantic region.  MART shares are traded on the New York Stock Exchange under the symbol “MRR”.

A copy of this and other press releases, links to SEC filings and other information about MART are available at MART’s website (www.martreit.com).

Statements made in this press release may include forward looking statements under the federal securities laws.  Statements that are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward looking statements.  While these statements reflect the Company’s good faith beliefs based on current expectations, estimates and projections about (among other things) the industry and the markets in which the Company operates, they are not guarantees of future performance, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements, and should not be relied upon as predictions of future events.  Factors which could impact future results include (among other things) general economic conditions, local real estate conditions, oversupply of available space, financial condition of tenants, timely ability to lease or re-lease space upon favorable economic terms, agreements with anchor tenants, interest rates, availability of financing, competitive factors and similar considerations.  The Company disclaims any obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.  For a discussion of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements, see “Real Estate Investment Risks” filed as Exhibit 99.1 to the Company’s Form 10-K for the year ended December 31, 2002.

For further information, contact F. Patrick Hughes, President and Chief Executive Officer of MART, at (410) 684-2000.